Exhibit 10.23

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

PATENT LICENSE AND PURCHASE AGREEMENT

THIS PATENT LICENSE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of April 4, 2015 (the “Effective Date”), by and between AVEDRO, INC., a corporation established under the laws of the State of Delaware, and having a place of business in 230 Third Avenue, Waltham, Massachusetts, 02451, United States, (“Avedro”) and IROC Innocross AG (formerly known as Falcon Trading AG), A corporation established under the laws of Switzerland, having its registered offices at Bahnhofstrasse 21, CH-6300 Zug, Switzerland (“IROC Innocross”). Avedro and Mrochen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, IROC Innocross has acquired certain technology and intellectual property rights relating to Ophthalmic Cross-Linking and is the owner of such technology and intellectual property as further defined below;

WHEREAS, IROC Innocross and Avedro entered on August 7, 2014 into a certain asset purchase and license agreement (the “Asset Purchase and License Agreement”) pursuant to which Avedro acquired certain Transferred Assets, Transferred Customers and Transferred Contracts from IROC Innocross and was granted a license under certain Intellectual Property Rights for certain Products (all capitalized items as defined therein);

WHEREAS, IROC Innocross desires to grant Avedro a license, and Avedro desires to receive from IROC Innocross a license to certain technology and intellectual property rights owned by IROC Innocross which were excluded from the license under the Asset Purchase and License Agreement (Excluded Intellectual Property Rights as defined thereunder) as well as to broaden the scope of the license to the Intellectual Property Rights under the Asset Purchase Agreement to include all products, and to effect the transfer of all patents covered under this Agreement to Avedro upon full payments hereunder, all on the terms and conditions set forth in this Agreement; and

WHEREAS, effective upon the receipt of all and not less than all of the upfront payment and the milestone payments set forth in this Agreement, IROC Innocross desires to sell, transfer and assign, and Avedro desires to purchase, be transferred and receive from IROC Innocross such aforementioned technology, Intellectual Property Rights and Excluded Intellectual Property Rights owned by IROC Innocross, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

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ARTICLE 1

DEFINITIONS

All capitalized terms used herein shall have the same meanings as in the Asset Purchase and License Agreement unless otherwise defined herein:

1.1 “Affiliate” means, with respect to a Party, any company or entity controlled by, controlling, or under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Avedro Indemnitees” has the meaning set forth in Section 9.3.

1.3 “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, whether disclosed in oral, written, graphic, or electronic form. All confidential information disclosed by a Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated May 21, 2014 or the Asset Purchase and License Agreement shall be deemed to be such Party’s Confidential Information hereunder unless otherwise defined thereunder. Upon Transfer Date, the Technology shall be Avedro’s Confidential Information, prior to Transfer Date, the Technology is both Parties’ Confidential Information.

1.4 “Effective Date” means the date of execution hereof by both Parties hereto.

1.5 “Indemnitee” means either a Avedro Indemnitee or a IROC Innocross Indemnitee.

1.6 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.7 “Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed by Avedro with the U.S. Securities and Exchange Commission and the listing of Avedro’s Common Stock on a national securities exchange or automated quotation system.

1.8 “IROC Innocross Indemnitees” has the meaning set forth in Section 9.2.

1.9 “Joint Inventions” has the meaning set forth in Section 6.1(d).

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[***] = CONFIDENTIAL TREATMENT REQUESTED

1.10 “Patent Agency” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority to grant legally enforceable protection to inventions or discoveries.

1.11 “Patent Related Information” means, for each Patent Right, the file wrapper and file history for such Patent Right, any and all correspondence with any Patent Agency solely with respect to a Patent Right (including any application, whether or not a patent issued), and all internal disclosures, memoranda, prior art, data, lab notes, and other documentation and materials solely relating to or implementing each invention disclosed in such Patent Right; provided, that legal opinions and other attorney-client communications related to the Patent Rights shall be excluded from the definition of “Patent Related Information” for all purposes of this Agreement.

1.12 “Patent Rights” means (i) the patent applications listed in Exhibit A, together with all inventions disclosed or claimed therein or covered thereby, (ii) all substitutions, divisions, continuations, continuations-in-part and requests for continued examination of the foregoing, (iii) all patents arising from or claiming priority to any of the foregoing, (iv) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (v) all foreign equivalents of any of the foregoing.

1.13 “Product” means hereunder [***] that is covered by, or is made by a process covered by, any claim of the Patent Rights, i.e. goes beyond the “Product” definition under the Asset Purchase and License Agreement.

1.14 “Related Inventions” has the meaning set forth in Section 6.1(e).

1.15 “Technology” means the Patent Rights and the Patent Related Information.

1.16 “Third Party” means a person or entity other than IROC Innocross or Avedro or their respective Affiliates.

1.17 “Transfer Date” means the date of receipt by IROC Innocross of all and not less than all of the Upfront Payment set forth in Clause 4.1 and all Milestone Payments set forth in Clause 4.2 of this Agreement (with such Milestone Payments having been made pursuant to either Clause 4.2(a) or Clause 4.2(b)).

ARTICLE 2

LICENSE GRANT AND ASSIGNMENT

2.1 License to Avedro. As of the Effective Date and subject to any early termination hereof prior to Transfer Date by either Party under Clause 10 hereof, IROC Innocross hereby grants to Avedro a worldwide, exclusive license, with the right to sublicense through multiple tiers, under the Technology to research, develop, make, have made, use, import, offer for sale, sell and otherwise commercialize Products and to otherwise use the Technology. The Parties will record and register such license and this Agreement with the Patent Authority(ies).

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2.2 Sublicenses. Avedro shall as of the Effective Date and subject to any early termination hereof prior to Transfer Date by either Party under Clause 10 hereof have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.1 to its Affiliates and to Third Parties, whereby such sublicensing of rights to use shall be subject to the due fulfillment of all the following pre-requisites:.

(a) Parallel Obligations. The sub-license(s) shall contain undertakings by the sub-licensee(s), as applicable, to observe and perform obligations which are in all material respects mutatis mutandis at least the same as Avedro’s undertakings and obligations to IROC Innocross hereunder to the extent allocated to such sub-licensee(s), including but not limited to its confidentiality obligations.

(b) Liability of Avedro. Avedro shall remain fully liable to IROC Innocross for the due fulfillment of all respective undertakings and obligations to IROC Innocross by any sub-licensee of Avedro’ right to use hereunder.

(c) Termination of Sub-License/Assignment. The terms and conditions of Clause 10 are properly reflected in the sub-license or assignment to the extent applicable.

(d) Compliance. Avedro shall, during the term of this Agreement, at all times ensure the observance and performance by every sub-licensee of the provisions of each sub-license to use hereunder and indemnify IROC Innocross against any loss, damages, costs, claims or expenses which are awarded against, or incurred by IROC Innocross as a result of any breach by any sub-licensee of any of the provisions of a sub-license, as if the breach had been that of Avedro.

2.3 Sale, Transfer and Assignment.

(a) For and in consideration of all and not less than all of the payments specified in Article 4 and other good and valuable consideration, IROC Innocross shall at the Transfer Date sell, assign and transfer to Avedro, and Avedro thereupon accept and assume from IROC Innocross, all of IROC Innocross’s right, title and interest in the United States of America and worldwide in and to the Technology existing now or in the future, with such assignment, transfer, acceptance and assumption being documented on the Transfer Date with the Parties’ execution of the document set forth in Section 2.3(c). IROC Innocross shall not assign, transfer, license, option, grant rights under or otherwise encumber the Technology during the Term of this Agreement, and any attempted action by IROC Innocross thereof shall be deemed null, void and of no legal effect. The Technology subject to this Section 2.3(a) includes without limitation:

(i) the Patent Rights (including all Related Inventions and Joint Inventions) and Patent Related Information;

(ii) the right to file (including the right to file new patent applications), prosecute and maintain the Patent Rights with any Patent Agency, and to do so in its own name;

(iii) all right, title and interest in the United States of America and in the world, in, to and under all patents granted directly on or as a result of the Patent Rights;

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(iv) the right to claim any and all benefits with respect to the Patent Rights which are or may be available in any country under the International Convention For The Protection of Industrial Property, and any like treaties or laws;

(v) the right to claim and to enjoy the benefit of any priority dates established by the Patent Rights; and

(vi) the right to sue for past, present and future infringements of the Patent Rights.

(b) The sale, assignment and transfer of the Technology shall become effective on the Transfer Date.

(c) Promptly upon Transfer Date, IROC Innocross shall deliver to Avedro an executed recordable assignment document for the Patent Rights having the form and substance of Exhibit B (including Attachment A thereto which shall be updated at the time of such delivery).

2.4 Upon Transfer Date, IROC Innocross agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as Avedro may from time to time reasonably request in connection with effectuating the license and assignment of the Technology to Avedro as provided in Sections 2.1 and 2.3.

ARTICLE 3

TECHNOLOGY TRANSFER; DEVELOPMENT AND COMMERCIALIZATION

3.1 Technology Transfer. Promptly following the Effective Date, IROC Innocross shall communicate to Avedro all facts and information then known to IROC Innocross comprising or relating to the Technology and shall furnish Avedro with copies of, and if reasonably requested by Avedro, physical access to the originals of, any and all documents, electronic records, photographs, models, samples and other tangible materials in IROC Innocross’s control that relate directly to the Technology and/or that may be useful for the exercise of the license set forth in Section 2.1, provided, that any legal opinions and other attorney-client communications related to the Patent Rights shall be provided to Avedro at the Transfer Date. Avedro may request such facts, information, and copies from time to time throughout the term of this Agreement, and IROC Innocross’s response to each such request shall include all specified items generated since the previous request or otherwise not available at the time of the previous request.

3.2 Development and Commercialization of Products. Subject to any early termination hereof prior to Transfer Date by either Party under Clause 10 hereof, Avedro shall have sole control, authority, and discretion over, and shall have the sole right to conduct, the research, development and commercialization of Products utilizing the Technology throughout the world.

5.

[***] = CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 4

FINANCIAL TERMS

4.1 Upfront Payment. Avedro shall make a one-time upfront payment of Fifty Thousand US Dollars ($50,000) to IROC Innocross within five (5) calendar days of the Effective Date.

4.2 Milestone Payments.

(a) Subject to Section 4.2(b), Avedro shall make the following one-time milestone payments to IROC Innocross within [***] calendar days after the first achievement of the corresponding milestone events:

Milestone Event	Milestone Payment (US Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Avedro shall have the right, in its sole discretion, to prepay any or all of the Milestone Payment(s) under Section 4.2(a) prior to the occurrence of the applicable Milestone Event. For clarity, if Avedro prepays any Milestone Payment pursuant to this Section 4.2(b), no further payment shall be due upon the occurrence of the Milestone Event applicable to such prepaid Milestone Payment, and if Avedro prepays all remaining Milestone Payments under Section 4.2(a), then the sale, transfer and assignment under Section 2.3 will become effective upon Transfer Date.

(c) Each milestone payment set forth in this Section 4.2 shall be payable only once. The total amount payable under these Sections 4.1 and 4.2 shall not exceed One Million Seven Hundred Fifty Thousand US Dollars ($1,750,000).

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ARTICLE 5

PAYMENTS

5.1 Payments. All amounts payable to IROC Innocross under this Agreement shall be paid in U.S. Dollars by check or by wire transfer to a bank account specified in writing by IROC Innocross to Avedro.

5.2 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by IROC Innocross and, to the extent applicable, shall be deducted by Avedro, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of IROC Innocross. Avedro agrees to cooperate with IROC Innocross in the event IROC Innocross claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such coopration to consist of providing IROC Innocross with receipts of payment of such withheld tax or other documents reasonably available to Avedro.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Licenses to and Ownership of New Inventions.

(a) Subject to Section 6.1(c), Avedro shall own the entire right, title and interest in and to any and all Information discovered, created, identified or made solely by it and its Affiliates and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing, provided that, any and all Related Inventions made solely by Avedro shall be subject to Section 6.1(d) and Section 6.1(e) hereafter and shall be deemed including in the Patent Rights and Technology and subject to the license and assignment (when effective) to Avedro hereunder.; and

(b) In the event that Avedro and IROC Innocross enter into a consulting agreement pursuant to which IROC Innocross performs consulting services for Avedro, then, to the extent permissible under any applicable law, Avedro shall own the entire right, title, and interest in and to any inventions, data, results, know-how and information discovered, created, identified or made by IROC Innocross pursuant to such consulting agreement, provided that, any and all Related Inventions made by IROC Innocross under such consulting agreement shall be subject to Section 6.1(d) and Section 6.1(e) hereafter and shall be deemed including in the Patent Rights and Technology and subject to the license and assignment (when effective) to Avedro hereunder.

(c) Subject to Section 6.1(b), IROC Innocross shall own the entire right, title and interest in and to any and all Information discovered, created, identified or made solely by it and its Affiliates and their respective employees, agents or independent contractors after the Effective Date and during the Term of this Agreement and all intellectual property rights therein, provided that, any and all Related Inventions made by IROC Innocross shall be subject to Section 6.1(d) and Section 6.1(e) hereafter and shall be deemed including in the Patent Rights and Technology and subject to the license and assignment (when effective) to Avedro hereunder.

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(d) IROC Innocross and Avedro shall jointly own the entire right, title and interest in and to (a) any and all Information discovered, created, identified or made jointly by the Parties (whether by themselves or through their respective Affiliates) and their respective employees, agents or independent contractors (“Joint Inventions”) and (b) all Related Inventions; in each case of (a) and (b) after the Effective Date and during the Term of the Agreement and with all intellectual property rights therein, provided that, any and all of (a) and (b) shall be deemed including in the Patent Rights and Technology and subject to the license and assignment (when effective) to Avedro hereunder.

(e) “Related Inventions” means: (a) all patent applications filed by or on behalf of either or both Parties (as applicable in the particular case) after the Effective Date and during the Term of this Agreement that claim priority to, or are supported by the specifications of or are otherwise covered by, the patent applications and patents included in the Patent Rights and Patent Related Information existing as of the Effective Date; (b) the Information described and/or claimed in such patent applications and any and all future applications claiming such Information; (c) all substitutions, divisions, continuations, continuations-in-part and requests for continued examination of the foregoing described in (a) and/or (b); (d) all patents arising from or claiming priority to any of the foregoing; (e) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing; and (f) all foreign equivalents of any of the foregoing.

6.2 Prosecution of Patent Rights Prior to Assignment.

(a) Upon Effective Date but prior to Transfer Date and subject to an early termination under Clause 10 hereof by either Party hereto prior to Transfer Date as well as subject to Section 6.2(b), Avedro shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights, with IROC Innocross as applicant and, subject to Section 6.1(d) for Joint Inventions and Related Inventions, sole owner but at Avedro’s sole cost and expense; provided, however, that IROC Innocross shall provide all information reasonably requested by Avedro with respect to the Patent Rights. IROC Innocross will not otherwise file any patent applications or assist any Third Party to file any patent applications that cover, claim, are supported by, or claim priority to any Patent Rights or Patent Related Information.

(b) Prior to the Transfer Date, in the event that Avedro determines not to file, maintain or continue prosecution of any patent or patent application within the Patent Rights, Avedro shall provide IROC Innocross written notice thereof at least thirty (30) calendar days before the applicable deadline. Upon receipt of such notice, IROC Innocross shall have the right, but not the obligation, at its sole cost and expense, to assume sole and exclusive responsibility for filing, prosecuting, and maintaining such patents and patent applications and such patents and patent applications shall no longer be deemed Patent Rights under this Agreement.

8.

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(c) The provisions of Sections 6.2(a) and 6.2(b) shall no longer apply after the assignment pursuant to Section 2.3 becomes effective upon Transfer Date, upon which Avedro shall have the sole right and discretion in the filing, prosecuting, and maintaining of the Patent Rights as applicant or owner in its own name and on its own behalf.

(d) Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of Patent Rights.

6.3 Enforcement.

(a) Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Patent Rights of which it becomes aware.

(b) Avedro shall have the sole right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of the Patent Rights, at Avedro’s sole cost and expense.

(c) IROC Innocross shall, at Avedro’s request, cost and expense, cooperate with and provide to Avedro reasonable assistance in enforcing any rights under this Section 6.3. IROC Innocross further agrees to join, at Avedro’s cost and expense, any such action brought by Avedro under this Section 6.3 as a party plaintiff if required by applicable law to pursue such action. Avedro shall keep IROC Innocross regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider IROC Innocross’s comments on any such efforts.

(d) Any recovery obtained by Avedro in connection with or as a result of any action to enforce any Patent Right, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of Avedro and of IROC Innocross in connection with such action, if any, and any amounts remaining after such reimbursement to Avedro and IROC Innocross shall second be retained by Avedro.

(e) Avedro may exercise any of its rights pursuant to this Section 6.3 through an Affiliate or sublicensee on the terms and conditions set forth in Clause 2.2 hereof.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for either (i) [***] thereafter or (ii) for as long as there is a valid claim under any Patent Right (whichever of (i) or (ii) is longer, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party, unless the receiving Party can demonstrate by competent proof that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

7.2 Authorized Disclosure.

(a) Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(i) to prosecute or defend litigation with respect to this Agreement; or

(ii) to comply with applicable laws, governmental regulations or court orders; or

(iii) for the prosecution or enforcement of Patent Rights or patents or patent applications relating to Products or for regulatory filings for Products;

(iv) to perform such Party’s obligations or exercise such Party’s rights under this Agreement; or

(v) to such Party’s officers, directors, employees, consultants, contractors, Affiliates, licensees, or sublicensees who agree to be bound by similar terms of confidentiality.

(b) Notwithstanding the foregoing Section 7.2(a), in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.2(a)(ii) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Avedro. Avedro hereby represents and warrants to IROC Innocross that, as of the Effective Date:

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(a) Corporate Existence and Power. Avedro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

(b) Authority and Binding Agreement. (i) Avedro has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) Avedro has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Avedro and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

8.2 Representations and Warranties of IROC Innocross. IROC Innocross hereby represents, warrants and covenants that, as of the Effective Date:

(a) Corporate Existence and Power. IROC Innocross is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

(b) Authority and Binding Agreement. (i) IROC Innocross has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) IROC Innocross has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of IROC Innocross and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

(c) Exhibit A. Exhibit A accurately identifies all patents and patent applications owned or controlled by IROC Innocross as of the Effective Date that are necessary or useful for the research, development, manufacture, use or sale of the products utilizing the Technology.

(d) Prior Licenses and Assignments. IROC Innocross has not, prior to the Effective Date, assigned or licensed to any company or for-profit entity other than Avedro under the Asset Purchase and License Agreement any Information or intellectual property with respect thereto that is necessary or useful for the research, development, manufacture, use or sale of the products utilizing the Technology.

(e) Technology. IROC Innocross is the sole owner of the entire right, title and interest in and to all Patent Rights within the Technology. The Patent Rights have been properly assigned to IROC Innocross prior to the Effective Date and all such assignments have been properly recorded with the applicable Patent Agency. IROC Innocross has the full and legal rights and authority to license to Avedro the Technology.

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(f) No Conflict. IROC Innocross has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Avedro under this Agreement, and has not taken and shall not take any action that would in any way prevent him from granting the rights granted to Avedro under this Agreement, or that would otherwise materially conflict with or adversely affect Avedro’s rights under this Agreement. IROC Innocross’s performance and execution of this Agreement does not and will not result in a breach of any other contract to which he is a party. As of the Effective Date, IROC Innocross is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(g) No Claims. No Third Party has been granted by IROC Innocross any license, option or other rights or interest in or to the Technology or any part thereof. IROC Innocross has not received, nor is he aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Patent Rights or that any of such patents or patent applications are invalid or unenforceable.

(h) Validity and Enforceability. IROC Innocross is as of the Effective Date not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of any patent or patent application in the Patent Rights.

(i) Third Party Intellectual Property. To IROC Innocross’s knowledge as of the Effective Date, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Technology or would be infringed or misappropriated by the making, having made, using, importing, offering for sale, or selling of Product throughout the world.

(j) Full Disclosure. To IROC Innocross’s knowledge as of the Effective Date, all written data, results and other information disclosed at any time prior to the Effective Date by IROC Innocross relating to the Technology are unchanged and not altered. Additionally, to IROC Innocross’s knowledge as of the Effective Date, IROC Innocross has not failed and will not fail to disclose to Avedro any material information known to IROC Innocross and in his possession and control that relates to the Technology for Products, or that would be required to be disclosed in order to make the data, results, and other information relating to the Technology for Products that have been disclosed not misleading.

(k) Prior Art. The Parties acknowledge the disclosure of prior art made by IROC Innocross to Avedro as of the Effective Date, and the existence of such prior art including, with no limitations, any future suits, claims, actions, proceedings and demands of any Third Party based on such prior art, if any, shall irrespective of their final outcome not be deemed a breach of IROC of any of the representations and/or warranties made by it under this Section 8.2.

8.3 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (I) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, OR PATENTABILITY, OF ANY PATENT, TECHNOLOGY, PRODUCT, INFORMATION OR RESULTS PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT OR (II) THAT THE PATENT RIGHTS OR PRODUCTS WILL BE APPROVED OR OTHERWISE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED ; INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

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ARTICLE 9

SPECIFIC PERFORMANCE AND INDEMNIFICATION

9.1 Specific Performance. The Parties agree that each Party could suffer irreparable damage in the event that the obligations of the respective other Party that are imposed hereunder with respect to the Technology, Confidential Information and Products of the claiming Party are breached. Consequently, each Party agrees that in addition to all other remedies available in the event of a breach or threatened breach of any such provisions, the respective other Party will be entitled to claim specific performance thereof from the owing Party and to have the respective obligations specifically enforced, without showing any actual damage or that monetary damages would not provide an adequate remedy and without the necessity of posting any bond, and/or a decree for specific performance, in accordance with the provisions hereof.

9.2 Indemnification by Avedro. Avedro hereby agrees to indemnify, defend and hold harmless IROC Innocross and his successors, heirs and assigns (collectively, the “IROC Innocross Indemnitees”) from and against all liabilities, damages, expenses and/or loss, including reasonable legal expenses and attorneys’ fees, resulting directly from Third Party suits, claims, actions, proceedings and demands against a IROC Innocross Indemnitee arising from: (a) Avedro’s or its Affiliates’ or sublicensees’ research, development, manufacturing, use, marketing or sale of Products or practice of the Technology; or (b) Avedro’s negligence, recklessness, intentional misconduct or breach of any obligation, representation, warranty or covenant in this Agreement.

9.3 Indemnification by IROC Innocross. IROC Innocross hereby agrees to indemnify, defend and hold harmless Avedro, its Affiliates, and all of their respective officers, directors, trustees, employees, and agents and their respective successors, heirs and assigns (collectively, the “Avedro Indemnitees”) from and against all liabilities, damages, expenses and/or loss, including reasonable legal expenses and attorneys’ fees, resulting directly from Third Party suits, claims, actions, proceedings and demands against a Avedro Indemnitee arising from IROC Innocross’s negligence, recklessness, intentional misconduct or breach of any obligation, representation, warranty or covenant in this Agreement.

9.4 Procedure. To be eligible to be indemnified as described in this Article 9, each of the Indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 9.1 or 9.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of Indemnitee(s)). Each Indemnitee shall have the right to retain its own counsel, at its own expense. Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the

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indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the Indemnitee(s) and is not materially prejudicial to any Indemnitee’s rights. The indemnifying Party’s obligation to indemnify the Indemnitee(s) pursuant to this Article 9 shall not apply to the extent of any losses (a) that arise from the negligence, recklessness, or intentional misconduct of any Indemnitee; or (b) that arise from the breach by the other Party of any obligation, representation, warranty or covenant in this Agreement.

ARTICLE 10

TERM; TERMINATION

10.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 10, shall expire [***].

10.2 Prior to Assignment Becoming Effective.

(a) Termination.

(i) Termination by Avedro. Prior to the assignment pursuant to Section 2.3 becoming effective upon the Transfer Date, Avedro may terminate this Agreement at will upon thirty (30) calendar days prior written notice to IROC Innocross.

(ii) Termination for Material Breach. Prior to the assignment pursuant to Section 2.3 becoming effective upon the Transfer Date, each Party shall have the right to terminate this Agreement after appropriate written notice to the other that the other Party is in material breach of this Agreement, unless the other Party cures the breach before the expiration of [***] from the date of notice or, if such breach is not susceptible to cure within such [***] period, then the non-breaching Party’s right to termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the non-breaching Party, and the breaching Party commits to and does carry out such plan as provided to the non-breaching Party. Notwithstanding the foregoing, if the breaching Party disputes any such alleged breach, the non-breaching Party shall not have the right to terminate the Agreement unless and until such dispute is resolved in Assignor’s favor under Section 11.2 and the breaching Party does not cure such breach within [***] after such determination.

(b) Results of Termination or Expiration.

(i) Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason prior to the assignment pursuant to Section 2.3 becoming effective upon Transfer Date shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. Any payments under Sections 4.1 and 4.2 that have accrued prior to such expiration or termination shall be payable by Avedro. For clarity, any payments under Section 4.2 that have not accrued prior to such expiration or termination shall not be due or payable by Avedro. The following provisions shall survive any expiration or termination of this Agreement that occurs prior to the assignment pursuant to Section 2.3 becoming effective upon Transfer Date for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 7, 9, 11, and 12, and Sections 10.2.

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(ii) Continued License. Upon termination of this Agreement by Avedro for IROC Innocross’s uncured material breach pursuant to Section 10.2(a)(ii) prior to the assignment pursuant to Section 2.3 becoming effective upon Transfer Date, and in the event of a dispute only if such uncured breach and termination right by Avedro are confirmed pursuant to Article 11, all rights granted to Avedro in Article 2 shall survive such termination until the term of this Agreement would otherwise expire under Section 10.1. In such case, Avedro shall remain liable for the milestones due under Section 4.2, but may offset such payment obligations by any contract damages that are determined to be due to Avedro pursuant to Article 11.

(iii) License to Innocross. Upon termination of this Agreement by Avedro under Section 10.2(a)(i) or by IROC Innocross for Avedro’s uncured material breach pursuant to Section 10.2(a)(ii) (in the event of a dispute only if such uncured breach and termination right by Avedro are confirmed pursuant to Article 11), in each case during the Term and prior to the assignment pursuant to Section 2.3 becoming effective upon Transfer Date, Avedro shall grant IROC Innocross a fully-paid, royalty-free, perpetual non-exclusive license, under any and all Joint Inventions and Related Inventions owned by Avedro (either solely or jointly with IROC Innocross), for IROC Innocross to practice the Patent Rights.

10.3 After Assignment Becomes Effective.

(a) Transfer of Rights. After the assignment pursuant to Section 2.3 becomes effective upon Transfer Date, the sale, transfer and assignment under Section 2.3 and the license granted to Avedro pursuant to Section 2.1 shall become irrevocable, perpetual and fully paid-up.

(b) Provisions No Longer Effective After Assignment. The following provisions shall no longer have any force or effect after the assignment pursuant to Section 2.3 becomes effective upon Transfer Date: Articles 4 and 8, and Sections 2.1, 2.2, 3.1, 5.1, 6.2(a), 6.2(b), 6.2(d) and 10.2.

(c) Termination by Avedro. After the assignment pursuant to Section 2.3 becomes effective and implemented upon Transfer Date, this Agreement shall expire after each Party fulfills its obligations triggered by the Transfer Date.

(d) Accrued Obligations; Survival. Termination or expiration of this Agreement after the assignment pursuant to Section 2.3 becomes effective shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement that occurs after the assignment pursuant to Section 2.3 becomes effective for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 5.2, 7, 9, 11, and 12, and Sections 6.2(c) and 10.3.

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ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be governed by and constirued in accordance with the laws of Switzerland whereby the application of the Vienna Convention on the International Sale of Goods shall be excluded.

11.2 Dispute Resolution. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach, by face-to-face negotiations between a senior executive of Avedro and a senior executive of IROC Innocross. Should such negotiations fail to resolve the matter within [***] following a written request for such negotiations by either Party to the other Party, each Party shall have the right to pursue any remedies available to it at law or in equity.

11.3 Jurisdiction and Venue. Subject to Section 11.2, any dispute, controversy or claim arising out of or related to this Agreement including the validity, invalidity, breach or termination hereof shall besubmitted to the exclusive jurisdiction of the Zurich Commercial Court. The appeal to the Swiss Supreme Court in Lausanne is reserved. The Parties hereby consent to the exclusive jurisdiction and venue of such courts and waive any jurisdictional or venue objections to such courts, including without limitation forum non conveniens.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mailed addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when received by fax confirmation or mail delivery confirmation.

All notices to Avedro shall be addressed as follows:

Avedro Inc.

Att. to David Muller, CEO

230 Third Avenue

Waltham MA 02145

USA

Email: david@avedro.com

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with a copy to (which copy shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attn: Lila Hope

Facsimile No. (650) 849-7400

All notices to IROC Innocross shall be addressed as follows:

IROC Innocross AG

Att. Prof. Dr. Michael Mrochen

Bahnhofstrasse 21

CH-6300 Zug

Switzerland

E-Mail: [***]

with a copy to (which copy shall not constitute notice):

Badertscher Rechtsanwälte AG

Att. Dr. Jeannette Wibmer, Attorney at Law/Partner

Mühlebachstrasse 32

P.O. Box 769

CH-8024 Zürich

Switzerland

Facsimile: +41 44 266 20 70

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

12.2 Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.3 Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them (including the Mutual Non-Disclosure Agreement between the Parties dated May 21, 2014), however with the exception of the Asset Purchase and License Agreement between the Parties dated August 7, 2014. The Agreement may be amended only by a written instrument signed by authorized representatives of each of the Parties.

12.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

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12.5 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative of agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

12.6 Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

12.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that each Party may make such an assignment or transfer without the other Party’s consent to the successsor to all or substantially all of the business of such Party to which this Agreement relates (whether by merger, acquisition or sale of assets). Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 12.7 shall be null and void.

12.8 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.9 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

12.10 English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

Signature Page to Follow

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IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement on the Effective Date.

AVEDRO, INC.	IROC INNOCROSS

/s/ David Muller	/s/ Michael Mrochen
Name: David Muller	Name: Prof. Michael Mrochen
Title: CEO	Title: Member of the Board

Signature Page of Patent License Agreement

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EXHIBIT A

PATENT RIGHTS

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A-1.

EXHIBIT B

Form of Recordable Patent Assignment

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IROC Innocross AG (formerly known as Falcon Trading AG), a company established under the laws of Switzerland, (hereinafter “Assignor”), hereby grants, sells, assigns, and transfers to Avedro, Inc., a company established under the laws of the State of Delaware, (hereinafter “Assignee”), all of Assignor’s right, title and interest worldwide in and to: the Assigned Patent Applications and Patents identified in Attachment A hereto and all inventions disclosed or claimed therein or covered thereby and related improvements; all applications claiming priority to any of the Assigned Patent Applications and Patents which have been or may be filed hereafter in any country, and all substitutions, continuations, divisionals, and continuations-in-part thereof; all rights to file new patent applications in any country based on any of the foregoing applications or inventions; all Letters Patent that may be granted on any of the foregoing applications, and all extensions, renewals, and reissues, re-examinations, and supplementary protection certificates thereof; and all rights to claim priority to any of the foregoing applications.

IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be duly signed on its behalf.

IROC INNOCROSS AG

By:
Name: Prof. Dr. Michael Mrochen
Title: Member of the Board

Date:

State of	)
) S.S.
County of	)

Before me this      day of                     , 20            , personally appeared                     , to me known to be the person who is described in and who signed the foregoing Assignment and acknowledged to me that he signed the same of his own free will for the purpose therein expressed.

Notary Public

B-1.

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ATTACHMENT A [TO EXHIBIT B]

ASSIGNED PATENT APPLICATIONS AND PATENTS

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B-2.

Attachement C: Prior Art found in the US